Exhibit 99.1

Contact:	Phil Bridges, Media Relations (phil.bridges@quintiles.com)
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
Todd Kasper, Investor Relations (InvestorRelations@quintiles.com)
+1.919.998.2590

Quintiles Names Kevin Gordon as COO, Appoints Mike McDonnell as CFO

RESEARCH TRIANGLE PARK, N.C. – October 19, 2015 – Quintiles announced that Kevin Gordon, currently serving as Executive Vice President, Operations and Chief Financial Officer (CFO), has been promoted to Chief Operating Officer (COO) and that Michael McDonnell is expected to join Quintiles in December 2015 as Executive Vice President, Chief Financial Officer (CFO). Mr. Gordon will continue to serve as Quintiles’ CFO until Mr. McDonnell joins the company.

“Kevin’s new role is recognition of the major contribution he has made to the company,” said Chief Executive Officer, Tom Pike. “With Kevin as Chief Operating Officer, we are formalizing many of his activities with customers, our executives and employees. Over the past years, Kevin has increased his operational influence and is already managing a substantive amount of our business in addition to his financial leadership of the company. This new role will enable Kevin to spend more time with customers and across the operations of our business.

“I am also very excited about Mike joining our leadership team. With a solid public company finance foundation, Mike has demonstrated financial and accounting expertise and business acumen in leading companies in complex, dynamic industries. His experience strengthens and deepens our management team. Between these two talented executives, we expect to have a smooth transition.”

Mr. Gordon continues a track record of success and value creation since joining Quintiles in 2010. Under his financial leadership since 2010, Quintiles has delivered an eight percent compound annual growth rate in net revenue and 14 percent growth in Adjusted EBITDA. At the same time, he has led the capital strategy for the Company, including its 2013 initial public offering as well as the recapitalization of its debt which provided an overall lower cost structure.

Mr. Gordon said: “Quintiles is a great company which undertakes important work for a diverse portfolio of customers across biopharma and healthcare. I greatly appreciate this recognition and opportunity, and I look forward to partnering with Tom, Mike and the executive team to drive value for our key stakeholders: customers, investors, employees and ultimately patients around the world.”

Mr. McDonnell joins Quintiles from Intelsat, where he has served as CFO since 2008. Previously, McDonnell held CFO positions at MCG Capital Corporation, a publicly held commercial finance company, and EchoStar Communications, formerly known as DISH Network Corporation. Earlier in his career, he was a partner at PricewaterhouseCoopers, LLP. McDonnell also served as a member of the board of directors of Catalyst Health Solutions, Inc., a publicly held pharmacy benefits management company. He earned a Bachelor of Science Degree in Accounting from Georgetown University and is a certified public accountant.

McDonnell said: “I’m looking forward to joining Quintiles and working with its talented leadership team and finance professionals. I’m excited to get started on enabling the company’s continued growth and opportunity.”

Quintiles

4820 Emperor Boulevard

Durham, NC 27703 USA

www.quintiles.com

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.